ACTEL CORPORATION

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               (unaudited, in thousands except per share amounts)
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
                                                                  Three Months Ended           Six Months Ended
                                                              -------------------------   -------------------------
                                                                June 29,      June 30,      June 29,      June 30,
                                                                  1997          1996          1997          1996
                                                              -----------   -----------   -----------   -----------
Primary:

Average weighted common shares outstanding................         20,834        17,761        19,747        17,714

Net effect of dilutive stock options, warrants, and
   convertible preferred stock - based on the treasury
   stock method using average market price................          3,706         2,241         3,574         1,056
                                                              -----------   -----------   -----------   -----------
Shares used in computing net income per share.............         21,890        21,467        21,988        21,288
                                                              ===========   ===========   ===========   ===========
Net income................................................    $     4,934   $     3,606   $     9,465   $     6,883
                                                              ===========   ===========   ===========   ===========
Net income per share......................................    $      0.23   $      0.17   $      0.43   $      0.32
                                                              ===========   ===========   ===========   ===========

Fully diluted:

Average weighted common shares outstanding................         20,834        17,761        19,747        17,714

Net effect of dilutive stock options, warrants, and
   convertible preferred stock - based on the treasury
   stock method...........................................          3,747         2,240         3,769         1,056
                                                              -----------   -----------   -----------   -----------
Shares used in computing net income per share.............         21,890        21,508        21,987        21,483
                                                              ===========   ===========   ===========   ===========
Net income................................................    $     4,934   $     3,606   $     9,465   $     6,883
                                                              ===========   ===========   ===========   ===========
Net income per share......................................    $      0.23   $      0.17   $      0.43   $      0.32
                                                              ===========   ===========   ===========   ===========
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